Restricted Stock Unit Agreement

2026 Performance-Based, Stock Settled

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (together with Schedule I attached hereto, this “Agreement”) is made as of [DATE] (the “Grant Date”) by and between Perdoceo Education Corporation, a Delaware corporation (the “Company”), and [PARTICIPANT NAME] (the “Participant”).

Preliminary Recitals

A.
The Participant is an Employee of the Company or an Affiliate.

B.
Pursuant to the Perdoceo Education Corporation 2026 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), the Company desires to grant an award of Performance Share Units to the Participant, subject to the terms and conditions set forth below and in the Plan.

C.
Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.
Grant of Performance Share Units. Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant [NUMBER] Performance Share Units, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan (the “Performance Award”).

2.
Vesting. Subject to the Participant’s continued employment or service with the Company or an Affiliate (the “Services”) through [DATE] (the “Vesting Date,” and the period from the Grant Date through the Vesting Date, the “Restricted Period”), the Performance Share Units shall be subject to adjustment and shall cease to be restricted and shall become non-forfeitable (thereafter being referred to as “Vested Shares”) on the Vesting Date as follows:

(a)
An adjusted number of Performance Share Units (the “Adjusted Performance Share Units”) shall be determined by multiplying (i) the number of Performance Share Units set forth in Section 1 of this Agreement by (ii) the Performance Multiplier.

(b)
If LTI Adjusted Operating Income (“LTI AOI”) for the year ending [DATE], is equal to or greater than Targeted [YEAR] LTI AOI, then 100% of the Adjusted Performance Share Units shall become Vested Shares on the Vesting Date.

(c)
If LTI AOI for the year ending [DATE], is less than Targeted [YEAR] LTI AOI, then 50% of the Adjusted Performance Share Units shall become Vested Shares on the Vesting Date.

“LTI AOI,” “Targeted [YEARS] LTI AOI,” “Targeted [YEAR] LTI AOI,” and “Performance Multiplier” are each defined in Schedule I attached hereto. Notwithstanding the foregoing, and subject to Sections 3 and 4 of this Agreement, the unvested portion of the Performance Award shall be forfeited without the payment of consideration therefor if (x) the

Services are terminated prior to the Vesting Date, or (y) the Performance Multiplier is determined to be 0.00.

3.
Termination of the Services. The foregoing vesting conditions notwithstanding:

(a)
Termination Due to Death or Disability. If the Services are terminated prior to the Vesting Date due to the Participant’s death or Disability, the Performance Share Units shall become Vested Shares as of the effective date of such termination and shall be payable based on the achievement of the performance criteria set forth in this Agreement, which shall be deemed achieved (i) at the Targeted [YEAR] LTI AOI, if such termination occurs within the first year of the Restricted Period, and (ii) at the actual level of performance, measured as of the effective date of such termination in substantially the same manner as contemplated by Section 2 of this Agreement following the completion of the Restricted Period, as determined by the Board or the Committee in its sole discretion, if such termination occurs following the first year of the Restricted Period, in each case, subject to the timely execution and non-revocation by the Participant or the Participant’s executors, administrators, guardian or legal representative, as applicable, of a release of claims in favor of the Company, all Affiliates, and all of their respective officers, directors, employees, members, shareholders, affiliates, agents, successors and assigns, in a form reasonably satisfactory to the Company. Failure to satisfy the foregoing requirements shall result in forfeiture of the Performance Award.

(b)
Termination for Cause. Notwithstanding anything herein to the contrary, and except as the Committee may otherwise determine in its sole discretion, in the event that the Services are terminated by the Company or an Affiliate for Cause at any time prior to the settlement of the Performance Share Units, the Performance Award shall be forfeited without the payment of consideration therefor, to the extent permissible under applicable law.

(c)
Termination for Any Other Reason. Notwithstanding anything herein to the contrary, and except as may be provided in an employment or consulting or similar services agreement or in any other agreement with the Company or an Affiliate, or as the Committee may otherwise determine in its sole discretion, in the event that the Services are terminated prior to the Vesting Date by the Company or an Affiliate without Cause, by the Participant for any reason, or for any other reason not specified in this Section 3, the Performance Award shall be forfeited without the payment of consideration therefor.

(d)
For the avoidance of doubt, the Services shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders the Services to the Company or an Affiliate or a change in the entity for which the Participant renders the Services, provided that there is no interruption in the Services. For example, a change in the Participant’s status from an Employee to a Non-Employee Director or from a Non-Employee Director to an Employee, without any interruption in the Services, shall not constitute a termination of the Services.

4.
Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Performance Award shall have the treatment set forth in Section 10 of the Plan.

5.
Transfer Restrictions. Subject to any exceptions set forth in this Agreement or in Section 11.3 of the Plan, during the Restricted Period, the Performance Share Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Share Units or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Performance Share Units will be forfeited by the Participant and all of the Participant’s rights to such Performance Share Units shall immediately terminate without any payment or consideration therefor.

6.
Settlement; Deferrals.

(a)
Subject to Section 7 below, on the earliest practicable date (but no later than thirty (30) days) after the Vesting Date (as set forth in Section 2 above), the Company shall deliver to the Participant, or the Participant’s beneficiary, without charge, one Share for each such Performance Share Unit that has vested on the Vesting Date (the “Settlement Date”).

(b)
If and to the extent permitted by the Committee, the Participant may elect, at such times and in accordance with the rules and procedures adopted by the Committee (which shall comply with Section 409A of the Code, as applicable), to receive all or any portion of the Participant’s compensation, whether payable in cash or in equity, on a deferred basis. Notwithstanding the foregoing, the Participant may elect, on a subsequent deferral election form adopted by the Company, to make a subsequent deferral of all or any portion of the Performance Share Units subject to the Performance Award in a manner that complies with Section 409A of the Code (including, without limitation, Treasury Regulation Section 1.409A-2, as may be applicable). Further notwithstanding, the Committee may reject in writing, at a time and in a manner that does not violate Section 409A of the Code, any proposed subsequent deferral election prior to it becoming effective for any or no reason, and such election will become null and void without further action. Neither the Company nor any Affiliate, Committee, director, member or employee thereof or their respective affiliates shall have any liability with respect to any subsequent deferral election described herein or under Section 409A of the Code with respect to the Performance Share Units subject to the Performance Award.

7.
Adjustments. Subject to Section 4 of this Agreement and Section 11.2 of the Plan, in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Performance Award as the Committee deems equitable or appropriate to prevent dilution or enlargement of the rights of the Participants under the Plan, taking into consideration the accounting and tax consequences. Any adjustment under this Section 7 shall be made by the Committee, whose determination as to what adjustments shall be made, if any, and the extent thereof, will be final, binding and conclusive for all purposes.

8.
No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Performance Award. The Participant’s right to receive payment in settlement of any portion of the Performance Award shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to settle the value of the Performance Share Units that have vested in the manner set forth in Section 6 of this Agreement. In the event that Shares are issued to the Participant in settlement of the Performance Share Units underlying the Performance Award, the Participant shall not have any rights as a stockholder with respect to such Shares prior to the date such Shares are recorded in book-entry form on the records of the Company’s transfer agent. Shares received upon settlement of Performance Share Units shall remain subject to the terms of the Plan and this Agreement. Notwithstanding the foregoing, on the relevant Settlement Date, the Participant shall be entitled to receive an amount in cash equal to the dividends, if any, that would have become payable on or after the Vesting Date, but prior to the Settlement Date, with respect to the Shares issued on the Settlement Date. Notwithstanding anything to the contrary herein, so long as the Participant has not incurred a termination of Services prior to or on the record date declared for a cash dividend payable on Shares, the Participant shall be credited with Dividend Equivalents on any unvested or unsettled Performance Share Units in the form of cash when and to the extent that regular cash dividends are paid on Shares between the Grant Date and the date such Performance Share Units are settled. Such Dividend Equivalents shall be computed by multiplying the amount of the regular cash dividend declared and paid for each Share by the number of Performance Share Units held by the Participant on the record date of such regular cash dividend. Dividend Equivalents credited to the Participant with respect to any unvested or unsettled Performance Share Units shall be subject to the same vesting or forfeiture restrictions as the Shares underlying the Performance Share Units to which such Dividend Equivalents relate. For the avoidance of doubt, any such Dividend Equivalents will be deferred until, and shall only be paid contingent upon, the vesting of or lapse of forfeiture restrictions on the Performance Share Units. Any unpaid Dividend Equivalents attributable to Performance Share Units that are forfeited or cancelled will not be paid and will be immediately forfeited upon forfeiture or cancellation of the Performance Share Units.

9.
Tax Withholding. The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements related to the Performance Share Units (and any Dividend Equivalents) and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (collectively, “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Share Units (and any Dividend Equivalents) or the subsequent sale of any Shares, and (b) does not commit to structure the Performance Share Units (and any Dividend Equivalents) to reduce or eliminate the Participant’s liability for Tax-Related Items.

10.
Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Shares shall be issued upon settlement of the Performance Share Units subject to the Performance Award, and the Company shall have no obligation to compensate the Participant in any way for such fractional Shares; provided that, to the extent that any fractional Shares are settled in respect of the Performance Share Units subject to the Performance Award, such fractional Shares shall be settled in cash.

11.
Notices. Any notice required or permitted to be given hereunder to the Company shall be addressed as follows:

Perdoceo Education Corporation

Attn: Office of the General Counsel

1750 East Golf Road, Suite 350

Schaumburg, Illinois 60173

OfficeofGeneralCounsel@perdoceoed.com

Any notice required or permitted to be given hereunder to the Participant shall be addressed to the Participant at the latest address the Company has for the Participant in its records. Such notice shall be deemed to have been duly given if (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid, return receipt requested, or (c) delivered by a reputable overnight delivery service. Any such notice shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, or (iii) if delivered by express mail or overnight delivery service, on the day delivered. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant (or vice-versa) may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant (or the Company-maintained electronic mailbox for the Company’s Office of General Counsel, which electronic mailbox address is set forth above), and the Participant and the Company hereby consent to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant and the Company shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

12.
No Right to Continue the Services. This Agreement shall not confer upon the Participant any right with respect to continuance of the Services nor shall it alter the Participant’s at-will employment status, if applicable, or interfere in any way with the right of the Company or an Affiliate to terminate the Services at any time.

13.
Compliance with Applicable Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall have no obligation to record the Shares in book-entry form on the records of the Company’s transfer agent unless and until the Company has been advised by its counsel that such issuance and the related book-entry registration comply with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which the Shares are traded. The Company may require, as a condition of such issuance and the related book-entry registration and to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable. The Participant understands that the Company shall have no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

14.
Restrictive Covenants.

(a)
[[Alternative A:] In consideration of receiving the Performance Share Units hereunder, and as a term and condition of the Participant’s employment or service with the Company or an Affiliate, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or an Affiliate, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or any Affiliate in any of the markets in which the Company or any Affiliate maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or any Affiliate’s legitimate business interests. During the Participant’s employment or service with the Company and/or an Affiliate and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other Person, whether paid or unpaid:

(i)
For [TIME PERIOD] following the termination of the Services by the Participant for any reason or by the Company or an Affiliate for Cause, accept employment with, own, manage, operate, consult or provide expert services to any Person that competes with the Company or any Affiliate in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any Affiliate, including but not limited to coursework in the areas of [visual communication and design technologies; information technology; business studies; and health education], or any education service. The Participant hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Participant accept employment with, own, manage, operate, consult or provide expert services to, any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or an Affiliate and would provide such organizations with an unfair business advantage over the Company: [American Public Education, Inc., Anthem Education, Career Step, LLC, Cogswell Education, LLC, Covista Inc. (formerly known as Adtalem Global Education Inc.), DeVry EducationGroup Inc., EmbanetCompass, Graham Holdings Company, Grand Canyon Education Inc., Kaplan, Inc., Keiser University, Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Phoenix Education Partners, Inc. (formerly known as Apollo Education Group, Inc.), Purdue University Global, Ross Education, LLC, South University, Southern New Hampshire University, Strategic Education, Inc. (formerly known as Strayer Education Inc.), Universal Technical Institute Inc.] and each of their respective subsidiaries, affiliates and successors. [Bracketed text to be updated annually by management.] The Participant further acknowledges that the Company and/or its subsidiaries or Affiliates provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant.
(ii)
For [TIME PERIOD] following the termination of the Services for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any Affiliate to leave his/her employment.
(iii)
At all times following the termination of the Services for any reason, reveal, divulge, or make known to any Person any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics.
(b)
Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the Performance Share Units or Shares issued hereunder, subject to the terms and conditions of the Plan. If the Participant has previously sold any Shares derived from the Performance Share Units, the Company shall also have the right to recover from the Participant the economic value thereof. The Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such Performance Share Units or Shares issued, or the economic value of such Shares, pursuant hereto. It is the intention of the Participant and the Company that, in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any Affiliate’s interests as described in this Agreement.

(c)
The Participant acknowledges that the provisions of this Section 14 are in consideration of the Performance Award. For the avoidance of doubt, the covenants in this Section 14 are in addition to, and do not supersede or limit, any other covenants applicable to the Participant in connection with the Services.]

(d)
[[Alternative B:] The Participant agrees to adhere to, and be bound by, the following restrictions to the extent permissible under applicable state or local law. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or an Affiliate, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or any Affiliate in any of the markets in which the Company or any Affiliate maintains schools, provides on-line education classes or otherwise conducts business. The Participant agrees that protection of the Company’s confidential information, as defined in the Company’s Confidential Information Policy, is reasonable and necessary to protect the Company’s and/or any Affiliate’s legitimate business interests.

(e)
At all times following the termination of the Services for any reason, reveal, divulge, or make known to any Person any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics. Pursuant to the federal Defend Trade Secrets Act (“DTSA”), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a Company trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to the DTSA, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in this Agreement restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Department of Labor, the California Labor Commissioner, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need prior authorization from the Company to make any such reports, disclosures or communications. The Participant is not required to notify the Company that the Participant has made such reports, disclosures or communications.

(f)
In the event of termination of the Services, the Participant will immediately deliver to the Company all confidential information, whether provided to the Participant by the Company or generated by the Participant in connection with the Services, and whether written by hand, typed, stored on electronic media, printed out, or otherwise recorded, produced, or reproduced in any manner.

(g)
Should the Participant breach the terms of this Section 14 and its subparts, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law. It is the intention of the Participant and the Company that, in the event any of the covenants contained in this Section 14 and its subparts are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that the terms of this Section 14 and its subparts may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any Affiliate’s interests as described in this Agreement.

(h)
The Participant acknowledges that the provisions of this Section 14 are in consideration of the Performance Award. For the avoidance of doubt, the covenants in this Section 14 are in addition to, and do not supersede or limit, any other covenants applicable to the Participant in connection with the Services.]

15.
Cooperation. In the event of any pending or threatened investigation, proceeding, lawsuit, claim or legal action against or involving the Company, the Participant acknowledges and agrees to cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents, providing information requested by the Company or the Company’s counsel, and meeting with Company representatives or the Company’s counsel. Nothing in this paragraph shall be construed as suggesting or implying that the Participant should testify in any way other than truthfully or provide anything other than accurate, truthful information.

16.
No Impact on Other Benefits. The value of the Performance Share Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit.

17.
No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

18.
Amendment. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties.

19.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

20.
Governing Law. This Agreement shall be construed according to the laws of the State of Delaware, and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

21.
Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect the right to require performance of such provision unless and until such performance has been waived in writing. All rights and remedies hereunder are cumulative and may be exercised from time to time, in whole or in part.

22.
Counterparts; Electronic Delivery. This Agreement may be signed (including by electronic signature methods) in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant agrees and acknowledges that the use of electronic media (including, without limitation, an electronic signature or a clickthrough button or checkbox on a website of the Company or a third-party administrator designated by the Company) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Performance Award is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

23.
Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24.
Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted, unless such invalid or unenforceable provision were modified by a court pursuant to Section 14 of this Agreement.

25.
Plan. The terms and conditions of the Plan (including the forfeiture events under Section 12.5 of the Plan) are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

26.
Section 409A of the Code.

(a)
It is intended that the Performance Award be exempt from or compliant with Section 409A of the Code, and this Agreement shall be interpreted, construed, and operated to reflect such intent. Notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that the Performance Award (or any portion thereof) may be subject to Section 409A of the Code, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other Person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Performance Award to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code.

(b)
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(c)
A termination of the Services shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts subject to Section 409A of the Code upon or following a termination of the Services unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to “termination,” “terminate” or like terms shall mean a separation from service.

(d)
If the Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Performance Share Units upon the Participant’s separation from service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of (a) the date that is six (6) months following the Participant’s separation from service and (b) the Participant’s death.

27.
Entire Agreement. This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Award. This Agreement and the Plan supersede any prior agreements, commitments, or negotiations concerning the Performance Award.

28.
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement (such delivery may be electronic). The Participant has read and understands the terms and provisions thereof and accepts the Performance Share Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Share Units (and any

Dividend Equivalents) or the disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

29.
Condition to Return Signed Agreement. This Agreement will be null and void unless the Participant indicates the Participant’s acceptance of the Performance Share Units provided for hereunder by signing, dating and returning this Agreement to the Company on or before [DATE].

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Participant has executed this Agreement both as of the day and year first above written.

PERDOCEO EDUCATION CORPORATION
By:_____________________
Name: [___________]
Title: [___________]

ACCEPTANCE (OR REJECTION) OF AWARD BY PARTICIPANT

The undersigned, the Participant, hereby: (select one of the options below)

____ ACCEPTS the award of the Performance Share Units as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

_____ REJECTS the award of the Performance Share Units contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this Award has no impact on any other Awards that you may have previously received, including any restrictive covenants to which you are subject pursuant to the agreement(s) governing such Awards.

Date: _____________________ _________________________________

(Signature of Participant)

Print Name: ______________________

Please sign and return a fully executed .pdf of this Performance Share Unit Award Agreement by [DATE] to [NAME] at PEC corporate via DocuSign electronic signature. Failure to do so will result in forfeiture of the Award. Please retain a copy of this signed Performance Share Unit Award Agreement for your records.

SCHEDULE I

PERFORMANCE VESTING CONDITIONS

[“LTI ADJUSTED OPERATING INCOME” or “LTI AOI” means, with respect to any year, consolidated operating income of the total Company (and its affiliates) for such year, determined before (a) depreciation, amortization and asset impairments, and (b) legal settlements and any expenses incurred in connection with or as a result of a legal settlement or other resolution of a legal, regulatory or governmental dispute, investigation or inquiry (collectively, “Legal Costs”), including, without limitation, reimbursement or payment of third-party legal fees, costs of any compliance monitor retained in accordance with the terms thereof, restitution or other payments to students (current, former or prospective), fines and penalties (but excluding legal fees of the Company, which are addressed in clause (c)); and (c) legal fee expenses, as adjusted (i.e., neutralized) for the difference between actual legal fees and the estimated amounts used in determining Targeted [YEARS] LTI AOI. Notwithstanding the foregoing, Legal Costs for purposes of clause (b) above shall not include any amount that was included in determining Targeted [YEARS] LTI AOI or Targeted [YEAR] LTI AOI. The amount for each of the items in clause (a) above shall be as reported on the consolidated statement of income (loss) and comprehensive income (loss) within the Company’s Form 10-K for the years ended [DATE], [DATE] and [DATE], as applicable (which are prepared in accordance with the generally accepted accounting principles in the U.S. and filed with the U.S. Securities and Exchange Commission). The amount for each of the actual items in clauses (b) and (c) above shall be as reported within such Form 10-K; provided, however, that if the information reported in such Form 10-K is not sufficiently specific to provide data for a specific amount, then the data will be obtained from the Company’s Finance Department and will be based on the underlying accounting records upon which information in the Form 10-K is based. In addition, LTI AOI for [YEARS] and [YEAR] shall be determined assuming 100% vesting of the Performance Share Units pursuant to Section 2 of this Agreement and 100% vesting of the Performance Share Units that (i) were granted to other participants pursuant to the Plan on the Grant Date and (ii) remain outstanding at the time of such determination.

“Performance Multiplier” means the applicable amount set forth in the “Performance Multiplier” column below, determined based on the aggregate LTI AOI for the years ended [DATE] and [DATE] according to the following chart:

Aggregate LTI AOI for the years ended [DATE] and [DATE]	Performance Multiplier
If less than Targeted [YEARS] LTI AOI	0.00 (the Performance Share Units shall be forfeited)
If equal to or greater than Targeted [YEARS] LTI AOI (but less than $[AMOUNT] million above Targeted [YEARS] LTI AOI)	1.00

If equal to or greater than $[AMOUNT] million above Targeted [YEARS] LTI AOI (but less than $[AMOUNT] million above Targeted [YEARS] LTI AOI)	1.25
If equal to or greater than $[AMOUNT] million above Targeted [YEARS] LTI AOI (but less than $[AMOUNT] million above Targeted [YEARS] LTI AOI)	1.50
If equal to or greater than $[AMOUNT] million above Targeted [YEARS] LTI AOI (but less than $[AMOUNT] million above Targeted [YEARS] LTI AOI)	1.75
If equal to or greater than $[AMOUNT] million above Targeted [YEARS] LTI AOI	2.00

For the avoidance of doubt, the Performance Multiplier (and the resulting number of Adjusted Performance Share Units) shall not be interpolated between the amounts set forth in the chart above, and the Performance Multiplier shall not be greater than 2.00.

“Targeted [YEARS] LTI AOI” means the aggregate targeted LTI AOI for [YEAR] and [YEAR] as approved by the Committee on or prior to the Grant Date. In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business on or prior to [DATE], the Committee shall review and adjust Targeted [YEARS] LTI AOI so that the achievement of the performance conditions set forth in Section 2(a) and 2(b) of this Agreement following such event is no more or less probable than the achievement prior to such event.

“Targeted [YEAR] LTI AOI” means the targeted LTI AOI for [YEAR] as approved by the Committee on or prior to the Grant Date. In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business on or prior to [DATE], the Committee shall review and adjust Targeted [YEAR] LTI AOI so that the achievement of the performance conditions set forth in Section 2(b) of this Agreement following such event is no more or less probable than the achievement prior to such event.]